EXHIBIT 99.3

ATOMIC GUPPY INC.

UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements were derived from and should be read in conjunction with the historical consolidated financial statements and related notes of the Company for the year October 31, 2008 and for the three months ended January 31, 2009, as contained in the Company's Annual Report on Form 10-K/A for the year ended October 31, 2008, and as of and for the three months ended January 31, 2009, as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

On January 13, 2009, Atomic Guppy, Inc. (the “Registrant”) and WQN, Inc., a Texas corporation (“WQN”) executed a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which the Exchange shall be effected and the shareholders of WQN will be entitled to receive a total of 150,000,000 shares of Common Stock. As a result of the Exchange, the shareholders of WQN will own approximately 91% of the then outstanding Common Stock of the Registrant. All conditions for closing were satisfied or waived, and the transaction closed on July 28, 2009. In conjunction with closing the Share Exchange Agreement, certain outstanding obligations of the Registrant including officers and director’s compensation, notes and amounts payable to officers and directors and third party loans outstanding were exchanged for 12,750,000 shares of the Registrant’s common stock

The unaudited pro forma condensed financial statements assume that the Share Exchange Agreement was consummated as of the earliest dates presented in these statements.

The unaudited pro forma condensed financial statements have been prepared based on currently available information and assumptions that are deemed appropriate by the Company's management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual results that would have been reported had the transaction occurred on the dates indicated, nor does the information represent a forecast of the financial condition or results of operation of the Company for any future period.

Atomic Guppy, Inc.

Unaudited Proforma Condensed Balance Sheet

	Atomic Guppy January 31, 2009	WQN March 31, 2009	Effect of WQN Acquisition			Post Acquisition
ASSETS

Current assets:
Cash and cash equivalents	$508	$13,137	$			$13,645
Accounts receivable, net	––	34,574				34,574
Prepaid expenses and deposits	400	137,646				138,046
Total current assets	908	185,357		––		186,265

Property and equipment, net	––	294,053				294,053
Goodwill	––	367,589				367,589

TOTAL ASSETS	$908	$846,999		$––		$847,907

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$372,987	$132,676		$(372,987	)(1)	$132,676
Convertible notes payable	399,500	-		(399,500	)(1)	––
Unearned revenue	––	298,529				298,529
Payable to shareholder	23,908	––		(23,908	)(1)	––
Current portion of notes payable	––	38,644				38,644
Total current liabilities	796,395	469,849		(796,395)		469,849

Noncurrent portion of notes payable	––	20,190		––		20,190

TOTAL LIABILITIES	796,395	490,039		(796,395)		490,039

Shareholders' equity:
Common stock - $0.001 par value; 200,000,000 shares authorized; 1,821,879 shares issued and outstanding before merger; 164,571,879 shares after merger	1,822			162,750	(2)	164,572
Common stock - $0.001 par value; 50,000,000 shares authorized; 1,000,000 shares issued and outstanding		1,020		(1,020	)(3)	––
Additional paid-in capital	4,439,601	418,980		(4,602,245	)(5)	256,336
Retained earnings (deficit)	(5,236,910)	(63,040)		5,236,910	(4)	(63,040)
Total shareholders' equity	(795,487)	356,960		796,395		357,868

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$908	$846,999		$––		$847,907

See accompanying notes to unaudited proforma condensed financial statements.

Atomic Guppy, Inc.

Unaudited Proforma Condensed Statement of Operations

	Three Months Ended
	January 31, 2009 Atomic Guppy	March 31, 2009 WQN	Effect of WQN Acquisition			Post Acquisition

Revenues	$––	$712,850	$			712,850

Cost of sales	––	407,595				407,595

Gross profit	––	305,255		––		305,255

Operating expenses:
Compensation and related expenses	––	229,063				229,063
General and administrative expenses	60,170	123,426				183,596
Depreciation	––	16,070				16,070
Total operating expenses	60,170	368,558		––		428,729

Income (loss) from operations before income taxes	(60,170)	(63,303)		––		(123,474)

Other expense:
Interest expense	1,500	2,592		(1,500	)(6)	2,592
Total other expense	1,500	2,592		(1,500)		2,592

Income (loss) before income taxes	(61,670)	(65,895)		1,500		(126,066)

Income tax expense	––	(971)				(971)

Net income (loss)	$(61,670)	$(64,925)		$1,500		$(125,095)

Basic and diluted income (loss) per share:

Income (loss) from operations before income taxes	$(0.03)	$(0.06)				$(0.00)
Income tax expense	––	(0.00)				(0.00)

Net income (loss) per share	$(0.03)	$(0.06)				$(0.00)

Weighted average number of shares outstanding	1,821,879	1,020,000				164,571,879

See accompanying notes to unaudited proforma condensed financial statements.

Atomic Guppy, Inc.

Unaudited Proforma Condensed Statement of Operations

	Twelve Months Ended
	October 31, 2008 Atomic Guppy	December 31, 2008 WQN	Effect of WQN Acquisition			Post Acquisition

Revenues	$––	$3,755,916	$			3,755,916

Cost of sales	––	2,412,209				2,412,209

Gross profit	––	1,343,707		––		1,343,707

Operating expenses:
Compensation and related expenses	––	805,243				805,243
General and administrative expenses	228,586	425,623				654,209
Depreciation	––	58,435				58,435
Total operating expenses	228,586	1,289,300		––		1,517,886

Income (loss) from operations before income taxes	(228,586)	54,407		––		(174,179)

Other expense:
Interest expense	15,556	11,945		(15,556	)(6)	11,945
Total other expense	15,556	11,945		(15,556)		11,945

Income (loss) before income taxes	(244,142)	42,462		15,556		(186,124)

Income tax expense	––	14,437				14,437

Net income (loss)	$(244,142)	$28,025		$15,556		$(200,561)

Basic and diluted income (loss) per share:

Income (loss) from operations before income taxes	$(0.10)	$0.04				$(0.00)
Income tax expense	––	0.01				0.00

Net income (loss) per share	$(0.10)	$0.03				$(0.00)

Weighted average number of shares outstanding	2,340,890	1,000,000				164,571,879

See accompanying notes to unaudited proforma condensed financial statements.

ATOMIC GUPPY INC.

NOTES TO UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

(1)

Adjustments to Convertible Notes Payable, Payable to Shareholder, and Accounts Payable and Accrued Expenses

In conjunction with closing the Share Exchange Agreement, the Registrant’s accounts payable and accrued expenses, convertible notes payable and payable to shareholder were exchanged for 12,750,000 shares of the Registrant’s common stock.

(2)

Common Stock Adjustment

The Registrant’s proforma common shares were increased by the 162,750,000 shares issued in conjunction with the Share Exchange Agreement.

(3)

WQN Shares

WQN’s proforma common shares were eliminated in conjunction with the Share Exchange Agreement.

(4)

Retained Earnings (Deficit)

Retained earnings (deficit) was adjusted to equal WQN’s amount as the surviving entity after the Share Exchange Agreement.

(5)

Additional Paid-In Capital

The adjustment to additional paid-in capital resulted from the adjustments in notes 1 through 4 above.

(6)

Interest Expense

The Registrant’s proforma interest expense was eliminated assuming that the exchanges described in note 1 above were consummated as of the earliest period presented.